Filed Pursuant to Rule 433

Registration No. 333-281967

November 10, 2025

Final Term Sheet
$300,000,000 4.700% Senior Notes due 2031
$450,000,000 5.600% Senior Notes due 2036

Issuers:	Plains All American Pipeline, L.P. and PAA Finance Corp.

Aggregate Principal Amount:	$750,000,000

Principal Amount:	$300,000,000 aggregate principal amount of 4.700% Senior Notes due 2031 (the “2031 Notes”) $450,000,000 aggregate principal amount of 5.600% Senior Notes due 2036 (the “2036 Notes”)

Ratings*:

Moody’s:

-       2031 Notes: Baa2 (stable outlook)

-       2036 Notes: Baa2 (stable outlook)

S&P:

-       2031 Notes: BBB (stable outlook)

-       2036 Notes: BBB (stable outlook)

Fitch:

-       2031 Notes: BBB (stable outlook)

-       2036 Notes: BBB (stable outlook)

Security Type:	Senior unsecured

Legal Format:	SEC-registered

Pricing Date:	November 10, 2025

Settlement Date (T+3):	November 14, 2025

Maturity Date:	2031 Notes: January 15, 2031 2036 Notes: January 15, 2036

Benchmark Treasury:	2031 Notes: UST 3.625% due October 31, 2030 2036 Notes: UST 4.250% due August 15, 2035

Benchmark Treasury Yield:	2031 Notes: 3.708% 2036 Notes: 4.112%

Spread to Benchmark Treasury:	2031 Notes: +102 bps 2036 Notes: +142 bps

Yield to Maturity:	2031 Notes: 4.728% 2036 Notes: 5.532%

Coupon:	2031 Notes: 4.700% 2036 Notes: 5.600%

Public Offering Price:	2031 Notes: 99.872% (plus accrued interest of $2,585,000.00 from September 8, 2025) 2036 Notes: 100.518% (plus accrued interest of $4,620,000.00 from September 8, 2025)

Net Proceeds (after deducting the underwriting discount and excluding accrued interest):	2031 Notes: $297,816,000 2036 Notes: $449,406,000

Make-Whole Call:	2031 Notes: U.S. Treasury + 20 bps 2036 Notes: U.S. Treasury + 25 bps

Call at Par:	2031 Notes: On or after December 15, 2030 2036 Notes: On or after October 15, 2035

Interest Payment Dates:	January 15 and July 15, beginning on January 15, 2026

CUSIP / ISIN:	2031 Notes: 72650R BR2 / US72650RBR21 2036 Notes: 72650R BS0 / US72650RBS04

Joint Book-Running Managers:	Citigroup Global Markets Inc.

CIBC World Markets Corp.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Barclays Capital Inc.

BMO Capital Markets Corp.

BofA Securities, Inc.

ING Financial Markets LLC

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Regions Securities LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	Morgan Stanley & Co. LLC
Zions Direct, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

Delivery of the notes is expected to be made against payment therefor on or about November 14, 2025, which is the third business day following the date of pricing of the notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the first business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuers have filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuers’ prospectus in that registration statement and any other documents the issuers have filed with the SEC for more complete information about the issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, CIBC World Markets Corp. toll-free at 1-800-282-0822, RBC Capital Markets, LLC toll-free at 1-866-375-6829 or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.

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